EXHIBIT 5

LAW OFFICES

Silver, Freedman & Taff, L.L.P.
A LIMITED LIABILITY PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS
1700 WISCONSIN AVENUE, N.W.
WASHINGTON, D.C. 20007
PHONE: (202) 295-4500
FAX: (202) 337-5502
WWW.SFTLAW.COM

September 5, 2003

Board of Directors
The Rowe Companies
1650 Tysons Boulevard, Suite 710
McLean, Virginia 22102

Members of the Board:

            We have acted as counsel to The Rowe Companies, a Nevada corporation (the "Corporation"), in connection with the preparation and filing with the Securities and Exchange Commission of the Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement"), relating to 500,000 shares of the Corporation's common stock, par value $1.00 per share (the "Shares"), and an indeterminate amount of interests in The Rowe Companies/Rowe Furniture Division 401(k) Retirement Plan (the "Plan"). It is our understanding and we have assumed for purposes of this opinion that the Shares are not original issuance securities but are purchased by the Plan trustee (the "Trustee") on the open market.

            In this connection, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Plan and related documents, the Corporation's articles of incorporation and bylaws, resolutions of the Corporation's Board of Directors and such other documents and corporate records as we deem appropriate for the purpose of rendering this opinion.

             Based upon the foregoing, it is our opinion that, provided that (1) the original issuances by the Company of the Shares which are purchased by the Trustee on the open market have been duly authorized by the Company's board of directors and (2) such Shares have been fully paid for by the persons to whom such Shares are originally issued, then such Shares will have been validly issued, fully paid and non-assessable upon such issuances, and will, after being purchased by the Trustee on the open market, continue to be validly issued, fully paid and non-assessable.

            We hereby consent to the inclusion of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours, /s/ SILVER, FREEDMAN & TAFF, L.L.P.